Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Contact
Kyle Ritland
Public Relations Manager
T 800-258-6883, ext. 6352
E kyler@loudtechinc.com
W www.eaw.com

Press Release

LOUD Technologies Announces the Acquisition of St. Louis Music

Deal makes LOUD one of the world’s largest dedicated pro audio and music products companies

March 7, 2005 – Woodinville, Wash. - LOUD Technologies Inc. announced today the acquisition of St. Louis Music Inc., a Missouri-based manufacturer, distributor and importer of branded musical instruments and professional audio products. As part of this acquisition, St. Louis Music will become an indirect wholly owned subsidiary of LOUD Technologies Inc.

Founded in 1922 by the Kornblum family, St. Louis Music’s products include world-renowned Ampeg bass guitar amplifiers, Crate amplifiers, Crate Audio sound reinforcement equipment, Alvarez guitars and string instruments, and Knilling orchestral string instruments. In addition, St. Louis Music is one of the largest distributors of music accessories, offering retailers a complete line of branded accessory products.

“This acquisition demonstrates that Sun Capital Partners, our principal shareholder, is committed to the expansion of our portfolio into related markets,” commented LOUD’s CEO Jamie Engen. “St. Louis Music has an impressive and well-respected family of brands that open up a number of significant new opportunities for LOUD Technologies.”

Engen continued, “Both companies share a strong commitment to our customers and employees, as well as mutual respect for our unique corporate heritage. By combining our collective resources under one corporate umbrella—from technology and manufacturing, to engineering, product development and marketing—we will work together to bring even more innovative new products to our customers.”

St. Louis Music’s existing CEO Gene Kornblum will remain in his current position and will report directly to LOUD Technologies’ CEO Jamie Engen.

Gene Kornblum commented, “What attracted me to LOUD was their commitment to developing and nurturing strong brand names like Mackie and EAW. Through our mutual commitment to product design, creative marketing, as well as expansive sales and manufacturing resources, LOUD and St. Louis Music are going to make great contributions to the music industry.”

Ted Kornblum, who represents the third generation of St. Louis Music’s founding family, will assume the position of Senior Vice President of Marketing and Artist Relations for St. Louis Music and will continue to manage these activities for the St. Louis Music family of brands, as well as help expand artist relations programs for the Mackie, TAPCO and EAW brands. William Blair & Company, L.L.C. acted as exclusive financial advisor to St. Louis Music in the transaction.

More information can be found at www.loudtechinc.com.

About St. Louis Music

St. Louis Music is an 82 year old family-owned manufacturer, distributor and importer of branded musical instruments, accessories and equipment. The Company’s products include world-renowned Ampeg bass guitar amplifiers, Crate amplifiers, Crate Audio sound reinforcement equipment, Alvarez guitars and string instruments, and Knilling orchestral string instruments. In addition, St. Louis Music is one of the largest distributors of branded music accessory products.

About LOUD Technologies Inc.

LOUD Technologies Inc. develops professional audio products under the brands Mackie, EAW, EAW Commercial, TAPCO, SIA Software and Acuma Labs. Products from LOUD Technologies’ brands can be found in professional and project recording studios, video and broadcast suites, post production facilities, sound reinforcement applications including churches and nightclubs, retail locations and on major musical tours.

Mackie, EAW, and TAPCO are registered trademarks of LOUD Technologies Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

Forward Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as: market acceptance of new products; continued acceptance of existing products; delays in product development and related product release schedules; product price discounts; reliance on third party manufacturers and reliance on sole or limited source suppliers for key components that could result in component shortages and delays in product delivery, any of which may cause revenues and income to fall short of anticipated levels; obsolete inventory or product returns by distributors, resellers and retailers; warranty and other claims on products; changes or delays in product shipments; technological shifts; the availability of competitive products at lower prices; the continued ability to protect the company’s intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; the financial condition of our customers and vendors; adverse results in litigation; the effects of terrorist activity and armed conflict such as disruptions in general economic activity and changes in our operations and security arrangements; continued softness in retail spending or other changes in general economic conditions that affect demand for our products; currency fluctuations; and vigorous competition.  For further information regarding risks and uncertainties associated with LOUD’s business, please refer to the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section of LOUD’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting LOUD’s investor relations department at 1-866-858-LTEC (5832) or 425-892-6500, or on LOUD’s website at http://www.loudtechinc.com/invest/index.html.

All information in this release is as of March 7, 2005. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information please contact: LOUD Technologies Inc. – 16220 Wood-Red Road N.E. – Woodinville, WA 98072 – Phone: (425) 487-4333 – Fax: (425) 487-4337 – Internet: www.loudtechinc.com

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